IR Consulting Agreement

This IR Consulting Agreement (the “Agreement”) is effective as of May 15, 2012 and is by and between Michael Callahan, hereinafter referred to as (the “Consultant”), and Portlogic Systems Inc. hereinafter referred to as (the “Company”).

Recitals

             A.              Whereas, the purpose of this Agreement is to set forth the terms and agreement of the parties in connection with the efforts of the Consultant to organize exposure of the Company predominately in the United States and Canada for the Company as outlined below.

Agreement

             NOW WHEREFORE, the parties hereby agree as follows:

             1.              Appointment as Consultant. The Company hereby authorizes Consultant, on a non-exclusive basis, to assist the Company in getting exposure to investors in the United States and Canada.

             2.              Consulting Program. The Consultant works out and realizes different activities to increase the exposure of the Company to North American investors such as:

•	Organization of multiple road shows to cities as needed. The road shows will be co-ordinated between the Company and Consultant
•	Investor presentations
•	Advising the Company in the preparation of presentation material and formulation of press releases
•	Advising the Company for its Internet presence
•	Organization of coverage in financial magazines
•	One-on-Ones with key banking and/or investment fund contacts
•	Update of shareholders by phone and email
•	Organization of conference calls with key shareholders and management
•	Other activities which will increase the visibility of the Company in the capital markets.

             3.              Consulting Period and Compensation. This Agreement will be done on a month-to-month basis. After 3 months the parties will conduct a performance review. Consultant and Company may extend this Agreement afterwards. The Consultant is to receive a monthly cash payment of USD $5,000. Additional out of pocket expenses of the Consultant incurred on the Company’s behalf, e. g. travel, meeting, space rentals, cost for lunch meetings etc. will be paid/reimbursed by the Company upon approval after submission of receipts. Additionally the Consultant will receive stock options to purchase 250,000 common shares exercisable at a price of $0.50 per share for a period of one year. The stock options will vest at a rate of 62,500 quarterly over the 12 months period.

             4.              Accurate Information. The Company hereby represents and warrants that all information provided to the Consultant pertaining to the Company shall be true and correct; and the Company shall hold Consultant harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

             5.              Applicable Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of the Province of Ontario. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney’s fees from the closing party.

6.              Miscellaneous. The parties of this contract agree upon the written form for this contract. This Agreement shall not be amended or modified except in the written form including the cancellation of the written form obligation. Should any provision of this agreement be held to be void, unlawful or unenforceable, such provision shall be deemed stricken from this agreement but the remaining provisions of the Agreement shall continue in full force and effect. The Parties further agree to replace such void or unenforceable provision according to the aim and the scope of the agreement considering the most economical legal regulation. Same is valid for the gaps in this contract.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PORTLOGIC SYSTEMS INC.		MICHAEL CALLAHAN
	/s/ Jueane Thiessen		/s/ Michael Callahan
By:	Jueane Thiessen	By:	Michael Callahan
CFO, Portlogic Systems Inc.

Date:	May 14, 2012	Date:	May 14, 2012